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                                    EXHIBIT 5


                  HODGSON, RUSS, ANDREWS, WOODS & GOODYEAR, LLP
                            One M&T Plaza, Suite 2000
                             Buffalo, New York 14203




                                  July 24, 2000




CVF Technologies Corporation
916 Center Street
Lewiston, New York  14092

Ladies and Gentlemen:

          Re:       REGISTRATION STATEMENT ON FORM S-3

         We are delivering this opinion at your request in connection with the registration by CVF Technologies Corporation (the "Company") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder, of (1) 888,865 shares of Common Stock issued in various private placements and 401,288 shares of Common Stock issued on exercise of options to acquire Common Stock (the "Private Placement Shares"), (2) 992,784 shares of Common Stock issuable on exercise of certain outstanding warrants (the "Warrants") (the "Warrant Shares"), (3) 50,000 shares of Common Stock issuable upon the exercise of certain outstanding stock options granted under a Stock Option Agreement between the Company and an awardee (the "Option Shares") and
(4) 170,000 shares of Common Stock pledged by the Company to a lender to secure Company's guarantees of the lender's loans to one of the Company's subsidiaries (the "Pledged Shares"), for sale by the selling security holders identified in the prospectus (the "Prospectus") forming a part of the above-referenced registration statement (the "Registration Statement").

          The opinions set forth in this letter are based upon (1) our review of
(a) that certain Common Share Purchase Warrant dated September 20, 1995 to acquire 952,784 shares of Common Stock of the Company, as amended, and assignments related thereto, (b) that certain Common Stock Purchase Warrant dated July 16, 2000 to acquire 40,000 shares of Common Stock of the Company, (c) that certain Stock Option Agreement dated September 16, 2000 to acquire 50,000 shares of Common Stock of the Company, (d) originals, or copies authenticated to our satisfaction, of the Company's Articles of Incorporation, as amended, its Bylaws, as amended, and records of certain of its corporate proceedings and (e) such other certificates, opinions and instruments we have deemed necessary and
(2) our review of published sources of law as we have deemed necessary.


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          Subject to the qualifications set forth in this letter, it is our opinion that:

          1. The Private Placement Shares have been duly authorized and are validly issued, fully paid and non-assessable.

          2. The Warrant Shares have been duly authorized and reserved for issuance and, when issued and sold upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

          3. The Option Shares have been duly authorized and reserved for issuance and, when issued and sold upon exercise of the stock option in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

          4. The Pledged Shares have been duly authorized and are validly issued, fully paid and non-assessable.


          We hereby consent to the filing of this letter as Exhibit 5 to the Registration Statement and the reference to this firm in the Prospectus under the caption "Legal Matters."

                                Very truly yours,

                    HODGSON, RUSS, ANDREWS, WOODS & GOODYEAR, LLP

                    By: /s/ John J. Zak
                        --------------------------------------------------------
                         John J. Zak